EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

NETWORK-1 REPORTS THIRD QUARTER 2015 RESULTS

New York, New York November 16, 2015 – Network-1 Technologies, Inc. (NYSE: NTIP) today announced financial results for the quarter ended September 30, 2015.

Network-1 had revenue of $3,008,000 for the three months ended September 30, 2015 as compared with revenue of $1,367,000 for the three months ended September 30, 2014, respectively.  The increase of $1,641,000 or 120% in revenue for the quarter ended September 30, 2015 was due primarily to $1,350,000 of revenue from two license agreements entered into in connection with litigation settlements achieved during the quarter.  Exclusive of these new licenses, revenue increased by $291,000 or 21% for the three months ended September 30, 2015 compared to the three months ended September 30, 2014.

Network-1 had revenue of $10,382,000 for the nine months ended September 30, 2015 as compared to revenue of $11,024,000 for the nine months ended September 30, 2014.  The decrease in revenue of $642,000 or 6% for the nine months ended September 30, 2015 was primarily attributable to $3,281,000 of additional royalty payments received from Cisco during the nine months ended September 30, 2014 as a result of Network-1’s audit of Cisco.  Exclusive of the additional royalty revenue from the Cisco audit, royalty revenue for the nine months ended September 30, 2015 increased $2,639,000 or 34% as compared to the nine months ended September 30, 2014 which was primarily attributable to revenue from license agreements entered into in connection with three litigation settlements aggregating $1,790,000 of additional royalty revenue for the nine months ended September 30, 2015.

Network-1 reported a net income of $407,000 or ($0.02) per share (basic and diluted) for the third quarter ended September 30, 2015 as compared to a net loss of $36,000 or ($0.00) per share (basic and diluted) for the third quarter ended September 30, 2014.  Non-cash patent amortization and compensation expenses during the third quarter of 2015 were $413,000 and $408,000 for the three months ended September 30, 2014.

Network-1 reported net income for the nine months ended September 30, 2015 of $1,717,000 or $0.07 per share (basic and diluted), compared with a net income $2,961,000 or $0.12 per share (basic) and $0.11 per share (diluted) for the nine months ended September 30, 2014.  For the nine months ended September 30, 2015 non-cash patent amortization expenses were $1,239,000 due primarily to an increase in such expenses related to patent portfolios acquired by Network-1 during 2013. Non-cash compensation expenses related to the issuance of stock options during the nine months ended September 30, 2015 were $243,000 as compared to $207,000 for the nine months ended September 30, 2014.

At September 30, 2015, the Company had net operating loss carry forwards (NOLs) totaling approximately $22,540,000 expiring through 2029, with a future tax benefit of approximately $7,889,000.  At September 30, 2015 the remaining deferred tax asset was $3,815,000.

At September 30, 2015, Network-1's principal sources of liquidity consisted of cash and cash equivalents of approximately $18 million and working capital of approximately $20 million.   During the third quarter of 2015, Network-1 repurchased an aggregate of 71,534 shares of common stock, at an average price of $2.17 per share pursuant to its Share Repurchase Program.  During the nine month period ended September 30, 2015, the Company repurchased 1,154,734 shares of its common stock at an average price per share of $2.19.  Since inception of the Share Repurchase Plan (August 2011) to date, Network-1 has repurchased a total of 6,865,268 shares of its common stock at an average price of $1.66 per share.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies.  Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns twenty-four (24) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize two patent portfolios (the Cox and Mirror Worlds patent portfolios) acquired by Network-1 in 2013.  Network-1’s acquisition strategy is to focus on acquiring high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015 filed with the Securities and Exchange Commission, including, among others, the continued validity of Network-1’s Remote Power Patent, the ability of Network-1 to successfully execute its strategy to acquire high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from the Mirror Worlds Patent Portfolio and the Cox Patent Portfolio as well as intellectual property it may acquire in the future, the ability of Network-1 to enter into additional license agreements, the ability of Network-1 to continue to receive material royalties from its existing license agreements for its Remote Power Patent, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the continued viability of the PoE market, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

The unaudited condensed consolidated statements of operations and unaudited condensed consolidated balance sheet are attached.

NETWORK-1 TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

ROYALTY REVENUE	$3,008,000	$1,367,000	$10,382,000	$11,024,000
COST OF REVENUE	927,000	337,000	3,094,000	3,157,000
GROSS PROFIT	2,081,000	1,030,000	7,288,000	7,867,000
OPERATING EXPENSES:
General and Administrative	915,000	668,000	3,139,000	1,881,000
Amortization of patents	413,000	408,000	1,239,000	1,226,000
Stock-based compensation	69,000	45,000	243,000	207,000

TOTAL OPERATING EXPENSES	1,397,000	1,121,000	4,621,000	3,314,000

OPERATING INCOME (LOSS)	684,000	(91,000)	2,667,000	4,553,000

OTHER INCOME:
Interest income, net	11,000	8,000	44,000	29,000

INCOME (LOSS) BEFORE INCOME TAXES	695,000	(83,000)	2,711,000	4,582,000

INCOME TAXES (BENEFIT)
Current	26,000	(12,000)	66,000	90,000
Deferred	262,000	(35,000)	928,000	1,531,000
Total Income Taxes (Benefit)	288,000	(47,000)	994,000	1,621,000

NET INCOME (LOSS)	$407,000	$(36,000)	$1,717,000	$2,961,000

Net Income (Loss) per share
Basic	$0.02	$(0.00)	$0.07	$0.12
Diluted	$0.02	$(0.00)	$0.07	$0.11

Weighted average common shares outstanding:
Basic	23,273,946	24,942,874	23,597,143	25,396,573
Diluted	24,654,699	24,942,874	24,590,487	27,610,979

NET INCOME (LOSS)	$407,000	$(36,000)	$1,717,000	$2,961,000

OTHER COMPREHENSIVE INCOME (LOSS) Unrealized holding gain (loss) on securities available - for - sale arising during period	12,000	(5,000)	—	(15,000)

COMPREHENSIVE INCOME (LOSS)	$419,000	$(41,000)	$1,717,000	$2,946,000

See notes to unaudited condensed consolidated financial statements

Condensed Consolidated Balance Sheet as of September 30, 2015 (Unaudited)

Cash and cash equivalents	$18,012,000

Total current assets	$20,907,000

Total assets	$27,310,000

Total current liabilities	$963,000

Total long term liabilities	$-0-

Total stockholders' equity	$26,347,000